Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-79399, 333-146868, and 333-273587 on Form S-8 of our report dated June 24, 2024, relating to the financial statements and supplemental schedule of BP DirectSave Plan appearing in this Annual Report on Form 11-K of BP DirectSave Plan for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
June 24, 2024